Exhibit 99.1


    Rogers Corp. Reports Preliminary Record Second Quarter Results

    ROGERS, Conn.--(BUSINESS WIRE)--July 27, 2006--Rogers Corporation (NYSE:ROG) announced today that net sales in the second quarter were again an all-time quarterly record of $104.8 million, up 24% compared to the $84.6 million sold in the second quarter of 2005. The Company cannot at this time report final results, as the analysis regarding the potential non-cash impairment charges announced previously has not yet been completed. Excluding any impairment charges, non-GAAP second quarter operating earnings were a record $0.75 per diluted share. This compares to non-GAAP earnings of $0.27 per diluted share in the second quarter of 2005. Non-GAAP net income for the quarter was $13.0 million, which includes $1.1 million of expense to comply with the new equity-based compensation rules.
    The Company cannot at this time reconcile the 2006 non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company does not know the exact amount of the potential impairment charges, discussed above and below, at this time. A reconciliation of non-GAAP to GAAP earnings for the second quarter of 2005 is included at the end of this release.

    Printed Circuit Materials

    The Printed Circuit Materials reporting segment sales totaled $35.9 million, up 6% from the second quarter of 2005. Positive sales growth this quarter was driven in part by on-going cellular communication infrastructure installations in emerging global locations. Sales into portable communication devices were unchanged this quarter, with various new programs replacing those reaching end of life. Sales into hard disk drives for personal computers and storage systems were strong in the second quarter. To further address the portable communication, hard disk drive, and consumer electronic markets, Rogers recently launched new next generation products that meet recently introduced industry environmental requirements.

    High Performance Foams

    Sales of High Performance Foams were again a record for the quarter at $26.1 million, an increase of 25% over the second quarter of last year. Foams sales were driven by strength across all geographic regions and most notably in consumer products, portable communication devices, aerospace, mass transit and general industrial applications. The Company continues to be pleased with the efficient operational performance of this reporting segment's production lines, as well as its ability to continue to gain market share in high performance applications. Other significant influences on the record revenue performance included the effect of the April 1 price increase for some product lines and a shift in mix to the segment's newer, higher-margin products.

    Custom Electrical Components

    Sales of Custom Electrical Components were a record $30.5 million for the quarter, up 72% compared to last year's second quarter, with both operating units in this reporting segment generating record quarterly sales. The Company's market share increased in the portable communication market, as more cell phone manufacturers are choosing to use Rogers' solutions for efficiency, elegance, and superior performance. The capacity expansion project recently completed in Suzhou, China, is running at efficiencies and yields in-line with the domestic operation. This quarter sales growth was also driven from components sold for use in mass data storage, along with significant increases in sales into power electronics.

    Other Polymer Products

    Other Polymer Products revenues were $12.4 million in the second quarter, consistent with sales during the second quarter of 2005. As previously announced on June 29, 2006, the future outlook of the Company's polyolefin foams and polyester-based laminates operating units has changed from previous expectations. Based on recent market and customer developments, and in accordance with generally accepted accounting principles (GAAP), the Company believes that indicators of impairment exist in its polyolefin foam and polyester-based laminates operating units and is currently in the process of performing its analysis with the assistance of an independent third-party appraisal firm. The Company believes that it will complete its review prior to the filing of its second quarter 2006 Form 10-Q filing. The assets under review include only long-lived tangible and intangible assets of the polyolefin foam and polyester-based laminates operating units, which currently have a book value of approximately $16 million, of which approximately $11 million represents residual goodwill. The Company expects that the majority of any impairment charge would represent a reduction in residual goodwill from the original acquisitions of these two operating units.

    Joint Ventures

    Rogers' 50% owned joint ventures had record second quarterly sales totaling $25.2 million, up 19% from the second quarter of 2005. Sequentially sales were down, as efficiency of the new equipment in the foams joint venture in China increased sufficiently in the first quarter to fill orders accumulated during startup. Leading the year-over-year increase in joint venture sales was Rogers Chang Chun Technology flexible circuit materials as well as the Company's high performance foams joint ventures with Inoac Corporation. All of these joint ventures had strong sales into the consumer electronics, and portable communication markets.
    Second quarter gross margin was 32.4%, a substantial improvement this year compared to 29% in the second quarter of 2005. Rogers' improved gross margin is the result of the efficient operation of recently added capacity, increased productivity, and sales leverage. The Company's non-GAAP second quarter tax rate, excluding any impairment charge, was 23%, up 1% over the first quarter primarily due to projected increased annual earnings.
    Rogers' balance sheet ended the quarter with a cash and short-term investment balance of $79.1 million. Capital expenditures were approximately $3.3 million for the second quarter, but are still expected to be in the range of $30 to $35 million for the year. The approved list of current and future capital expenditure projects exceeds $50 million. The Company expects to make a significant pension contribution in the third quarter.
    Robert D. Wachob, Rogers' President and CEO, commented, "The sales growth this quarter has been driven by all three of our strategic reporting segments: Printed Circuit Materials, High Performance Foams, and Custom Electrical Components. To remain responsive to the fast-paced market and needs of our customers, we will again be adding capacity in our Custom Electrical Components segment. We are expanding capacity in China to meet the expected future demand for the latter part of the year and into 2007, due to the strong outlook in the portable communication market. Although we are providing increased third quarter sales guidance of $105 to $109 million, a large part of this increase is the result of a secondary operation we are subcontracting at no margin to Rogers to assist our customers. Third quarter earnings are expected to be in the range of $0.73 to $0.77 per diluted share. As I have stated previously, we expect to have a record year for both sales and profits, including any aforementioned impairment charges."
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of July 27, 2006, and Rogers undertakes no duty to update this information unless required by law.

    Additional Information and July 28 Conference Call

    For more information, please contact the Company directly, visit Rogers' website on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com

    Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer, Phone: 860-779-5508, FAX: 860-779-4714

    Editorial Contact: Edward J. Joyce, Manager of Investor and Public
Relations
    Phone: 860-779-5705, FAX: 860-779-5509,
    Email: edward.joyce@rogerscorporation.com

    A conference call to discuss second quarter results will be held on Friday, July 28 at 9:00AM (Eastern Time).

    The Rogers participants in the conference call will be:

    Robert D. Wachob, President and CEO

    Dennis M. Loughran, Vice President Finance and CFO

    Paul B. Middleton, Corporate Controller

    Edward J. Joyce, Manager of Investor and Public Relations

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call:

    1-800-574-8929 Toll-free in the United States

    1-706-634-1907 Internationally

    There is no passcode for the live teleconference.

    For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern
Time), Friday, August 4, 2006. The passcode for the audio replay is 3495741.
    The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

    Reconciliation of Second Quarter 2005 Non-GAAP Earnings (Loss) per
Share


GAAP Earnings (Loss) per Share (Basic and Diluted)             $(0.54)
Less Non-cash Impairment Charge per Share                        0.81
----------------------------------------------------------------------
       Non-GAAP Earnings (Loss) per Share (Basic and Diluted)   $0.27


    Rogers believes that net income from continuing operations and diluted earnings per share, excluding the effect of any asset impairment or unusual event, is a measure that should be presented in addition to income determined in accordance with generally accepted accounting principles (GAAP) and is useful to investors. The following matters should be considered when evaluating these non-GAAP financial measures:

    -- Rogers reviews the operating results of its businesses excluding the impact of any asset impairment because it provides an additional basis of comparison. We believe that these events are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes such charges should be excluded in order to compare past, current and future periods.

    -- Asset impairments principally represent adjustments to the carrying value of certain assets and do not typically require a cash payment.

    -- Asset impairments are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about asset impairment and related charges.

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             FAX: 860-779-5509
             Email: edward.joyce@rogerscorporation.com